Exhibit A

  A-1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO TRANSFER, SALE OR OTHER DISPOSITION OF THIS NOTE MAY BE MADE UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE UNDER SAID ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.

PROMISSORY NOTE

$50,000,000.00	New York, New York
December 21, 2004

FOR VALUE RECEIVED, Macquarie Infrastructure Management (USA) Inc., a Delaware corporation (“Borrower”), hereby unconditionally promises to pay to the order of Macquarie Investment Holdings Inc., a Delaware corporation, its successors and permitted assigns (“Lender”), the principal sum of FIFTY MILLION DOLLARS ($50,000,000.00) on June 15, 2010 (the “Maturity Date”) in lawful money of the United States of America, with interest calculated at the Interest Rate (as defined below) on the principal sum outstanding from time to time, such interest to be computed from the date of this Promissory Note (this “Note”) through the date that the loan evidenced hereby (the “Loan”) is repaid in full, and on the terms hereinafter provided.

A.	Interest Payments

1.	The Borrower promises to pay interest on each March 31, June 30, September 30 and December 31 (each, a “Quarterly Distribution Date”) in each year, commencing on December 31, 2004, on the unpaid principal amount hereof until the principal hereof is repaid in full, at a variable rate (the “Interest Rate”) that (i) for the period from the date of this Note through December 31, 2004 shall equal, as a rate per annum, the sum of (a) the LIBOR rate in effect on the date of this Note plus (b) 250 basis points and (ii) thereafter shall be adjusted effective the first day of each calendar month to equal, as a rate per annum, the sum of (y) the LIBOR rate in effect on the last business day of the immediately preceding calendar month plus (z) 250 basis points, which adjusted interest rate shall remain in effect until the first day of the next succeeding calendar month. For purposes of this paragraph, “business day” means any day other than Saturdays, Sundays, legal holidays in the State of New York and other days on which banking institutions are authorized or required to be closed under the laws of the State of New York.

2.	Interest accruing for any Interest Period (as defined below) shall accrue for the period from and including the first day of such Interest Period to and including the last day of the Interest Period. Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed. “Interest Period” means (i) in the case of the initial Interest Period, the period from, and including, the date of this

Note to, but excluding, the first Quarterly Distribution Date; and (ii) thereafter, the period from, and including, the Quarterly Distribution Date immediately following the last day of the immediately preceding Interest Period to, but excluding, the next succeeding Quarterly Distribution Date.

3.	All payments made pursuant to this Note shall be made by wire transfer to Lender’s office. All payments shall be made in immediately available funds of such transferable coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

B.	Extension of Term. The Borrower may at its sole option change the Maturity Date from June 15, 2010 to December 15, 2010 by giving a written notice to that effect to the Lender not later than May 15, 2010.

C.	Prepayment. The Borrower may prepay any or all amounts due under this Note at any time, and from time to time, without penalty or premium.

D.	Covenants. The Borrower covenants and agrees that so long as this Note is in effect and until the Loan has been paid in full, it will not suffer or permit to occur or exist any of the following events or conditions, without the prior written approval of the Lender:

1.	Limitation on Indebtedness. The Borrower shall not incur any additional indebtedness so long as the Loan remains outstanding.

2.	Limitation on Liens. The Borrower shall not incur, create, assume or suffer to exist any lien, charge, encumbrance, security interest, pledge or other restriction (each, a “Lien”), upon any property or other assets of the Borrower, whether now owned or hereafter acquired, except for Liens for taxes, assessments and other governmental charges either (i) not yet payable or (ii) being contested in good faith by appropriate proceedings.

3.	Sale of Assets. The Borrower shall not sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets.

4.	Change of Business; Business Interruption. The Borrower shall not suffer or permit any material change in the nature of its business. The Borrower shall not suffer or permit any material interruption or cessation of any material part of its business for any reason whatsoever, whether or not within its control, for any period exceeding 15 days in duration or, in the case of any interruption or cessation covered by business interruption insurance, a reasonable period of time for the restoration of normal operations.

5.	Transactions with Affiliates. The Borrower shall not, directly or indirectly, enter into any transaction with an affiliate on terms less favorable to the Borrower than would be the case if such transaction had been effected at arm’s length with a person other than an affiliate.

6.	Amendments to Organizational Documents. The Borrower shall not materially amend its certificate of incorporation, bylaws or any other organizational document.

E.	Events of Default.

1.	Events of Default. The following conditions or events shall constitute “Events of Default” hereunder (and any condition which, with notice or the lapse of time or both, would become an Event of Default shall be deemed a “Default” hereunder):

(a)	the failure to pay, within five days after the date when due, any payment of principal or interest on this Note or any other payment due hereunder;

(b)	a default by the Borrower in the observance or performance of any of the covenants and agreements contained in this Note;

(c)	the entry by a court having jurisdiction of a decree or order for relief in an involuntary case in respect of the Borrower under the Federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable Federal or state insolvency or other similar law, for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the Borrower, or for any substantial part of any of its property, or for the winding-up or liquidation of any of the Borrower’s affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days;

(d)	the commencement by the Borrower of a voluntary case seeking reorganization of the Borrower or an arrangement with the Borrower’s creditors, or to take advantage of insolvency, under the Federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable Federal or state insolvency or other similar law, or the consent by the Borrower to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for the Borrower or for any substantial part of its property, or the malting by the Borrower of any assignment for the benefit of creditors, or the failure of the Borrower to pay its debts as such debts become due, or the taking by the Borrower of any action to authorize or effect any of the foregoing; and

(e)	the occurrence of any material adverse change in the financial condition or operations of the Borrower.

2.	Remedies. Following the occurrence and during the continuation of an Event of Default, the Lender may by written notice to the Borrower at any time declare the principal amount of the Loan, all interest accrued and unpaid thereon and all other amounts owing or payable under or pursuant to this Note to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower to the extent permitted by law. The rights provided for in this Note are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity or under any other instrument, document or agreement now existing or hereafter arising.

F.	General

I.	All payments to be made by the Borrower hereunder shall be reduced by all applicable withholding taxes imposed or levied by or on behalf of the United States or any authority in the United States having the power to tax.

2.	If, in the discretion of Lender, it becomes necessary to employ counsel to collect this obligation, whether or not suit is brought, Borrower agrees to pay Lender’s reasonable attorneys’ fees, including fees on appeal.

3.	This Note may be changed, modified or terminated only by an agreement in writing signed by the party against whom enforcement of such change, modification or termination is sought.

4.	Borrower hereby waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that Borrower’s liability shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Lender.

5.	Lender shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Lender, and then only to the extent specifically set forth in such writing. A waiver of one event shall not be construed as continuing, or as a bar to, or waiver of, any right or remedy with respect to a subsequent or other event.

6.	Any notice, demand, request or other communication which Borrower or Lender shall desire to give the other hereunder shall be deemed sufficient if in writing and mailed by certified mail, postage prepaid, or sent by overnight courier or sent by facsimile transmission with a copy also sent by overnight courier, addressed as follows:

If to the Borrower:

Macquarie Infrastructure Management (USA) Inc.
600 Fifth Avenue — 21st Floor
New York, New York 10020
Attention: Treasurer

Facsimile transmission number: 212-399-8929

If to the Lender:

Macquarie Infrastructure Management (USA) Inc.
600 Fifth Avenue — 21st Floor
New York, New York 10020
Attention: Treasurer

Facsimile transmission number: 212-399-8929

or, in either case, to such other address or facsimile transmission number as the party to be given such notice, demand, request or other communication shall last previously have designated to the other by notice given in accordance with this paragraph.

7.	If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be liberally construed in favor of the Lender in order to effect the provisions of this Note.

8.	Notwithstanding any other provision of this Note or any other document to the contrary, in no event shall the rate of interest under this Note exceed the maximum rate of interest permitted to be charged by applicable law, and any interest paid in excess of the permitted rate shall be refunded by the Lender.

9.	The Lender may not assign this Note in whole or in part without the prior written consent of the Borrower, which consent shall not be unreasonably withheld.

10.	This Note shall be construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws.

MACQUARIE INFRASTRUCTURE MANAGEMENT (USA) INC.
By:	/s/ Peter Stokes
Peter Stokes
President